EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor:	Media:	Company:
Doug Sherk	Steve DiMattia	Jim Klingler, CFO
dsherk@evcgroup.com	sdimattia@evcgroup.com	IR@nasmedical.com
or	(646) 277-0786	(818) 734-8600
Jennifer Beugelmans
jbeugelmans@evcgroup.com
(415) 896-6820

NORTH AMERICAN SCIENTIFIC REPORTS FIRST QUARTER RESULTS

Chatsworth, CA - March 9, 2006— North American Scientific, Inc. (Nasdaq: NASI) today announced financial results for its first fiscal quarter of 2006 ended January 31, 2006.

“Although revenues in the first quarter of fiscal 2006 declined 8% from the first quarter of fiscal 2005, we are pleased that revenues in the first quarter of fiscal 2006 increased 10% sequentially from the fourth quarter of fiscal 2005,” L. Michael Cutrer, President and CEO, stated. “We anticipate revenues in fiscal 2006 will continue to grow as we introduce new products, and continue our international expansion. Just recently, we announced approval from the U.S. Food and Drug Administration (FDA) and launched our Prospera® SurTrak Line of brachytherapy preloaded needle kits. We developed this product in response to the increasing demand for preloaded needles that can be stranded to prescription and we already have a number of orders. This launch illustrates our ability to execute our growth strategy of bringing new, innovative products to the market that serve the unmet and emerging of our customers.

“The other important component of our growth strategy is international expansion,” continued Mr. Cutrer. “We believe that China represents a significant opportunity for us over the next several years and we have committed important resources to support growth in the region. As a result, over the past six months we have received two key approvals from the Chinese State Food and Drug Administration for our PEACOCK® serial tomotherapy system and our BAT® SXi localization system. With the recent BAT SXi approval, we now have a full portfolio of IMRT and IGRT products available for sale in China and believe that we will receive approval for our brachytherapy products before the end of fiscal 2006.

“Late in the first fiscal quarter, we delivered the first order for treatment planning software and ancillary products, as part of our recent approval for PEACOCK®, to a major Oncology Hospital in China. Throughout fiscal 2006 we will continue to strengthen our presence in China by building our infrastructure and sponsoring activities that will help us gain mindshare and market share. In the third quarter of fiscal 2006, we plan to sponsor a seminar for current and potential users of our technology. We believe events like this will allow us to build and expand our relationships with key decision makers at hospitals and cancer treatment centers in China.”

First Quarter Financial Results

For the first quarter of fiscal 2006, the Company reported revenues of approximately $7.5 million, an increase of 10% compared to the most recent fourth quarter of fiscal 2005, and a decline of 8% compared to revenues of $8.2 million for the first quarter of 2005. Both the increase from the most recent quarter and the decline from the prior year quarter were due to revenues of IMRT/IGRT (Intensity Modulated Radiation Therapy and Image Guided Radiation Therapy) products and services.

Revenues by operating segment in the first quarter of 2006 included $4.7 million of IMRT/IGRT products and services, and $2.8 million from Radiation Sources (brachytherapy and other radioisotope-based products). Radiations Sources revenues in the first quarter of fiscal 2006 were even with the first quarter of fiscal 2005, and declined 7% from the most recent fourth quarter of fiscal 2005.

The net loss for the first quarter of 2006 was $2.7 million, or $0.16 per share, a reduction of $1.0 million, or 26%, from the net loss for the first quarter of 2005 of $3.7 million, or $0.22 per share. The $1.0 million reduction in the net loss was due to a $1.3 million reduction in operating expenses resulting from cost reductions, partially offset by $0.3 million in stock compensation expense as a result of the implementation of Statement of Financial Accounting Standards 123 (R) at the beginning of fiscal year 2006.

At January 31, 2006, the Company’s cash and marketable securities totaled $2.0 million, a decrease of $1.6 million from $3.6 million at the end of fiscal year 2005. The Company had $1.0 million outstanding on its bank line of credit at January 31, 2006.

Notice to Investors

A live webcast to discuss North American Scientific’s first quarter 2006 financial results will be available over the Internet through the Company’s Web site at www.nasmedical.com in the Investor Center beginning at 1:30 p.m. PDT on March 9, 2006. For the live event, listeners should go to the Web site at least fifteen minutes before the event starts to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the call will be available at the same site shortly after the call.

A taped replay of the call will be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. It can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11055331 #.

About North American Scientific

North American Scientific is a leader in radiation therapy products and services in the fight against cancer. Its innovative products provide physicians with a set of tools for the treatment of various types of cancers. They include radioisotope-based brachytherapy seeds, used primarily in the treatment of prostate cancer, marketed under the trade name Prospera®; Intensity Modulated Radiation Therapy (IMRT); and Image Guided Radiation Therapy (IGRT). IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue. The Company's principal IMRT products are marketed under the trade names PEACOCK® and CORVUS. The Company's IGRT products, BAT®, BATCAM™ and nTRAK™ provide fast and accurate targeting and localization of a treatment volume on a daily basis. Over 500 hospitals and research sites worldwide are equipped with the Company's clinically proven PEACOCK, CORVUS (our proprietary treatment planning software), BAT, BATCAM, and ancillary treatment solutions. Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.

(---financial tables follow---)

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Balance Sheets

	January 31,	October 31,
	2006	2005
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$2,005,000	$2,630,000
Marketable securities, held to maturity	—	993,000
Accounts receivable, net of reserves	6,100,000	5,521,000
Inventories, net of reserves	3,951,000	3,731,000
Prepaid expenses and other current assets	431,000	794,000
Total current assets	12,487,000	13,669,000
Equipment and leasehold improvements	2,649,000	2,836,000
Goodwill	2,564,000	2,564,000
Intangible assets, net	3,001,000	3,158,000
Other assets	106,000	106,000
Total assets	$20,807,000	$22,333,000
Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$2,314,000	$2,164,000
Accrued expenses	3,529,000	4,706,000
Deferred revenue	5,461,000	4,662,000
Line of credit	1,000,000	—
Total current liabilities	12,304,000	11,532,000
Commitments and contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 2,000,000 shares authorized; no shares
issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 17,096,894
and 17,056,669 shares issued; 16,988,868 and 16,948,643 shares outstanding as of January 31, 2006 and October 31, 2005, respectively	174,000	173,000
Additional paid-in capital	121,524,000	121,147,000
Treasury stock, at cost - 108,026 common shares	(129,000)	(129,000
Accumulated deficit	(113,066,000)	(110,390,000
Total stockholders’ equity	8,503,000	10,801,000
Total liabilities and stockholders’ equity	$20,807,000	$22,333,000

See condensed notes to the consolidated financial statements.

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Statements of Operations
(Unaudited)

	Three Months Ended January 31,
	2006	2005
Revenue
Product	$5,169,000	$5,373,000
Service	2,358,000	2,791,000
Total revenue	7,527,000	8,164,000

Cost of revenue
Product	3,856,000	4,225,000
Service	820,000	1,009,000
Total cost of revenue	4,676,000	5,234,000
Gross profit	2,851,000	2,930,000

Operating expenses
Selling expenses	1,854,000	2,139,000
General and administrative expenses	2,194,000	2,302,000
Research and development	1,324,000	1,632,000
Amortization of intangible assets	157,000	575,000
Total operating expenses	5,529,000	6,648,000
Loss from operations	(2,678,000)	(3,718,000)
Interest and other income	3,000	69,000
Loss before provision for income taxes	(2,675,000)	(3,649,000)
Provision for income taxes	—	—
Net loss	$(2,675,000)	$(3,649,000)

Basic and diluted loss per share:	$(0.16)	$(0.22)

Weighted average number of shares outstanding	16,854,315	16,256,775

See condensed notes to the consolidated financial statements.